Exhibit 99.1

May 8, 2014

Dear Fellow Shareholders:

From the day I joined WSGI (WSGI or the Company) in June 2010, I accepted the challenge of taking a company with an extremely troubled past, one that had no hard assets and no revenues, and making it into one that can compete in the growing global markets of communications and intelligence, surveillance and reconnaissance (ISR). My goals have been to (i) identify, address and clean up legacy issues, (ii) identify commercially viable products and services in the markets for communications and ISR, and (iii) adequately fund the Company to develop, market and sell such products and services. To accomplish those goals, I formed a strong team that developed a strategic plan to restructure the struggling Company in an attempt to create a sustainable operating company.

Legacy Issues

Our first goal was to identify and address the many inherited legal and financial issues facing the Company that prevented the Company from moving forward.  We have been able to resolve many of these legacy issues over the past several years, including the SEC lawsuit.  We have settled many of the lawsuits, disputes and claims against the Company, although this has proven to be a financial drain on the Company and has resulted in dilution to our shareholders as shares of our stock were issued to resolve such matters.  While there are still several remaining legacy issues that we continue to deal with, the Company is in a position where it can now move forward focusing primarily on the growth of our businesses.

Global Telesat Corp. (GTC)

We were able to accomplish another key step in our corporate strategy in March 2011 by completing the purchase of Global Telesat Corp., after which it became our wholly owned subsidiary. GTC provides mobile voice and data communications services globally via satellite to the U.S. government, defense industry and commercial users. GTC specializes in services related to the Globalstar satellite constellation, including satellite telecommunications voice airtime, tracking devices and services, and ground station construction.  As a result of that acquisition, WSGI was immediately able to bolster its balance sheet by adding over $3M in hard assets in the form of satellite processing hardware.  Over the past three years, while the ongoing legacy cleanup has continued, we worked on integrating GTC into WSGI. With very little investment funds and after years of hard work, our GTC team created and launched www.gtc-usa.com, GTC’s e-commerce mobile satellite solutions portal.  GTC has also launched www.gtctrack.com, a subscription based online tracking portal, designed to attract new satellite and GSM tracking customers by offering an easy-to-use interface and compatibility with a wide range of devices. With our strong partnership with Globalstar and access to their new, highly advanced, Low Earth Orbit (LEO) satellite network, we believe the opportunity to grow GTC’s business is large by tapping into the increasing demand for satellite tracking services.  We intend to continue to grow and expand GTC’s business by targeting commercial customers through the online portal and through more aggressive advertising and sales efforts. I look forward to GTC expanding its footprint in the mobile satellite solutions market and increasing its market share in the satellite communications and tracking market.

Argus One

As part of our product evaluation, we decided to focus on the development of an Unmanned Aerial System (UAS) business focused on a lighter than air (LTA) platform that we believe can provide communications and ISR to large areas of land and sea.   For years the Company had been analyzing the most effective technology to successfully operate a High Altitude Long Endurance vehicle and other UAS. We initially funded a program to develop a low- to mid-altitude UAS. The technology ultimately developed by the Company resulted in the Argus One airship, a unique LTA technology on which the Company has filed two patents.  Following its construction, the Company then successfully conducted numerous test flights of the Argus One, including flights at a secure U.S. Government facility in Nevada.  Unfortunately due to a lack of resources, the Company was not able to continue the development and commercialization of the Argus One on its own.   In 2013, the Company was approached by one of our partners with the idea to relocate the Argus One to Ohio to further its development, testing and commercialization utilizing the resources of a consortium of companies focused on aerospace and technology.  As a result of this economically efficient concept, WSGI entered into an agreement whereby the Argus One was relocated to Ohio. Under the newly formed Consortium, it is currently undergoing design and system improvements that we believe will lead to future test flights and demonstrations to potential customers.  We believe in our LTA technological approach and we intend to refocus on our Argus One program.  With large companies like Google and Facebook now focusing on the space, we hope to be able to secure the proper resources to finish its development resulting in a commercially viable product.

Lighter Than Air Systems Corp. (LTAS)

In 2012 while we were working on the Argus One airship, we began to realize that smaller tactical UAS were going to be in demand for both government and commercial applications.  Based on this, we set out to develop our own tactical UAS and, during that process, we identified and forged a partnership with Lighter Than Air Systems.  This partnership quickly grew into the idea to merge LTAS into WSGI and we acquired LTAS in March 2013.  Over the past year, we have been unable to completely integrate the LTAS business into WSGI, primarily due to financial issues, including but not limited to, the ongoing financial drain on WSGI related to legacy issues.  As a result of WSGI’s inability to adequately fund LTAS, the Principals of LTAS and WSGI came to believe that it would be in the best interest of all parties to look to sell LTAS to a group that could properly fund it so it can grow and develop as we had envisioned.

LTAS Sale and Related Transactions

On May 5, 2014 (Closing Date), WSGI sold LTAS to Drone Aviation Corp. (DAC), a Nevada privately held company, in exchange for $335,000 in cash and 10,000,000 shares of common stock of DAC.  WSGI signed a Lock-Up Agreement that includes restrictions on the sale of the shares of DAC by WSGI for a fifteen-month period following the Closing Date, although WSGI will be able to sell a certain volume of shares in the thirteenth through fifteenth month following the Closing Date provided DAC becomes a publicly traded company.

As part of the transaction, the Principals of LTAS and our Director of Business Development have each terminated his or her employment agreements with the Company and Felicia Hess resigned as a director of WSGI. As part of the transaction, the Principals of LTAS each waived certain bonuses, options and accrued wages owing to them from the Company.

On May 5, 2014, the Company also entered into a Securities Purchase Agreement for the sale and purchase of $150,000 of restricted common stock of the Company at a purchase price of $0.007 per share.

On May 5, 2014, the Company also entered into a non-binding term sheet for a registered direct offering of up to $1,000,000 of common stock of the Company with an investor. The offering is subject to, among other things, the filing and effectiveness of a Registration Statement under the Securities Act of 1933, as amended, registering the shares of common stock of the Company sold in the offering and the parties’ agreement to the price per share, which has not been negotiated by the parties prior to the time the Company’s Registration Statement goes effective.

Finally, the Company also simultaneously entered into two Consulting Agreements to assist the Company with help restructuring its balance sheet and identifying potential acquisition targets for the Company, among other things.  The Company issued an aggregate of 15,000,000 shares of common stock in connection with such Agreements.

The sale of LTAS resulted largely from (i) the Company’s inability to find adequate funding on terms suitable for the growth of the Company (including LTAS), in large part due to the remaining legacy issues on the Company’s balance sheet, (ii) the ability to sell LTAS for a price that will supply much needed capital to the Company, (iii) the desire to refocus the Company’s efforts on its core competencies, our Argus One program and GTC’s business, and (iv) the forging of a strong relationship with the investors in the acquirer who also became investors in WSGI  and will provide the consulting guidance to the Company on a going forward basis.  WSGI’s Board, after reviewing the Company’s financial and business situation, its prospects with and without the Transactions, the terms of all of the Transactions and their effects on the Company, believe that the sale of LTAS and the related Transactions are in the best interests of the Company, its shareholders and debt holders.

WSGI Future

We are committed to moving WSGI forward by growing GTC’s business and accelerating the development and commercialization of the Argus One.  As a result of the above transactions, WSGI now has capital to run its business in the near term and has the ability for future growth by accessing additional capital pursuant to the term sheet once an effective registration statement is on file with the SEC, assuming the other conditions of the term sheet are satisfied.  The Company also plans on working with the consultants to strengthen the Company’s balance sheet through the ongoing clean up of legacy issues such that WSGI will hopefully be able to receive additional funding on satisfactory terms in the future.  The consultants will also be working with the Company to identify potential companies to acquire that will advance one or more of the Company’s business lines. The consultants WSGI will be receiving advice and guidance from are a group of experts and investors with a proven track record in restructuring and recapitalizing companies in the small- and mid-cap space. We are honored and excited to begin working with our new investors and advisors and look forward to transitioning the results of our soon to be growing business and the improvements in our balance sheet into a reflection in our share price.

Finally, the shares of DAC received by the Company as purchase price in the sale of LTAS are also now a significant asset of the Company and could become more valuable based on the value of the DAC common stock going forward, which will be partly a result of the success of our LTAS business acquired by DAC. WSGI now also has capital to invest to accelerate the development and commercialization of the Argus One and expand the customer base for GTC into additional markets.

We appreciate your continued support as we focus on our core businesses and continue our strategic business transformation of WSGI.  We look forward to sharing our future success with you, our shareholders.

Sincerely,

Glenn D. Estrella
President and CEO